UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to § 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

BLACKROCK SCIENCE AND TECHNOLOGY TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BLACKROCK SCIENCE AND TECHNOLOGY TERM TRUST

50 Hudson Yards

New York, NY 10001

AMENDMENT TO

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 18, 2024

On April 25, 2024, BlackRock Science and Technology Term Trust (the “Fund”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), which was distributed in connection with the annual meeting of shareholders of the Fund to be held on Tuesday, June 18, 2024 at 12:00 p.m. (Eastern time) (the “Meeting”). The Fund is filing this amendment (this “Amendment”) to the Proxy Statement to add the following as a sub-section of the section of the Proxy Statement entitled “ADDITIONAL INFORMATION”:

Standstill Agreement

On May 3, 2024, the Trust and the Advisor entered into a standstill agreement (the “Agreement”) with Karpus Management, Inc. (“Karpus”) pursuant to which the Trust agreed to adopt a discount management program (the “Program”). Under the terms of the Program, the Trust intends to commence tender offers to repurchase 2.5% of its outstanding Common Shares, at a price per share equal to 98% of the Trust’s net asset value (“NAV”) per share, if the Common Shares trade at an average daily discount to NAV greater than 7.50% during a measurement period (each, a “Conditional Tender Offer”). Each measurement period will have a three calendar month term, commencing April 1, 2024 and continuing for a period of 12 months. During the effective period of the Agreement, Karpus, the Fund and the Advisor agreed to be bound by the terms of the Agreement, which include an agreement by Karpus to (1) abide by certain standstill covenants, and (2) vote its Common Shares in accordance with the recommendation of the Board on all proposals submitted to shareholders, including proposals submitted at the Trust’s 2024 annual shareholder meeting. The Agreement will remain in effect until the earlier of (A) May 3, 2027, (B) 10 days prior to the record date for the Trust’s 2027 annual shareholder meeting, (C) if the Trust has not commenced a Conditional Tender Offer within 15 business days of the applicable calendar quarter end if required to be commenced pursuant to the terms of the Agreement, the date that is 16 business days after the applicable calendar quarter end, and (D) such date that the Trust determines not to conduct a Conditional Tender Offer if required to be conducted pursuant to the terms of the Agreement, unless the Agreement is terminated earlier by the parties.

Important Information

This Amendment should be read in conjunction with the Fund’s Proxy Statement filed with the SEC on April 25, 2024. To the extent that information in this Amendment differs from or updates information contained in the Proxy Statement, the information in this Amendment controls. This Amendment does not change or update any of the other disclosures contained in the Proxy Statement.

The date of this Amendment is May 7, 2024.